Exhibit 1(i) under Form N-1A
                              Exhibit 3(a) under Item 601/Reg. S-K

                         INSURANCE MANAGEMENT SERIES


                               Amendment No. 5
                             DECLARATION OF TRUST
                 Amended and Restated as of December 7, 1993


     THIS Declaration of Trust is amended as follows:

     Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

          "Section 5.  Establishment and Designation of Series or Class.

            Without limiting the authority of the Trustees set forth in
          Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

           Corporate Bond Fund
           Equity Growth and Income Fund
           Growth Stock Fund
           International Stock Fund
           Prime Money Fund
           U.S. Government Bond Fund
           Utility Fund"
     The undersigned Assistant Secretary of Insurance Management Series hereby certifies that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 23rd day of August, 1995.

     WITNESS the due execution hereof this 23rd day of August, 1995.


                                        /s/ G. Andrew Bonnewell
                                        G. Andrew Bonnewell